July 14, 2011

Cytomedix, Inc.

Re: Documents B&C 07142011a-d

1.	By entering into this transaction, you agree to take responsibility and accountability for the conversion terms of the agreements, and to honor the conversion terms as set forth in the agreements.

2.	Regarding Payments:

■	$600,000 will be paid to Borrower for Secured & Collateralized Promissory Note C-07142011a within 2 business days of execution and closing of this agreement.

■	$200,000 will be paid to Borrower for Secured & Collateralized Promissory Note C-07142011a within 60 days of execution and closing of this agreement provided the following conditions are met:

(a)	At the time of payment, there shall not exist an event of default as described within any of the agreements between Borrower and Holder.

(b)
At the time of payment, the total dollar trading volume of Borrower’s common stock for the previous 23 trading days must be equal to or greater than $500,000 (five hundred thousand US Dollars). The total dollar volume will be calculated by removing the one highest dollar volume day and summing the dollar volume for the remaining 22 trading days.

■
The Company understands and agrees that with regard to all documents Secured & Collateralized Promissory Note C-07142011a-d, other than the two payments described above, all payments that may be made prior to maturity are on a best efforts basis by JMJ, and that JMJ does not guarantee that it will make any payments prior to maturity. Any payments prior to maturity are solely at JMJ’s election.

3.
DWAC Electronic Transfer of Shares. If the Company loses its ability to electronically transfer shares via “DWAC/FAST” transfer, you agree that JMJ Financial may, at its election, indefinitely stall or cancel (without penalty or liability) any payments as set forth.

4.	Conversion Ceiling. The Holder has the right to enforce a conversion ceiling of $0.80 on any and all conversions under Document B-07142011a.

5.	Cancellation Provisions of B&C-0714201la-d:

■	Documents B&C-0714201la may not be cancelled.

■
In the event that the Holder both (a) elects to execute and make effective Documents B&C-07142011b and (b) enforces a conversion ceiling of $0.80 on Document B-07142011a, the Borrower may subsequently elect to cancel Documents B&C-07142011b within three days of Holder’s execution. In the event that the Borrower does cancel Documents B&C-07142011b, a 20% penalty/liquidated damages of $100,000 will be assessed and either added to the balance of a Note or paid in cash (form of payment is at Borrower’s election, and in the case of adding the $100,000 to the balance of a Note, it is under Holder’s and Borrower’s expectation that the fee/liquidated damages will tack back to the original date of the Note for purposes of Rule 144). Borrower may only cancel Documents B&C-0714201lb if both the $0.80 conversion ceiling is enforced and Documents B&C-07142011b are executed by Holder.

■
In the event that the Holder elects to execute and make effective any of Documents B&C-07142011c-d, the Borrower may subsequently elect to cancel those executed documents within three days of Holder’s execution at no fee.

6.	No Conflicts and No Inconsistent Agreements;

(a)           No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(b)           No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

BORROWER[S]:

/s/ Martin Rosendale 14 JULY 2011	/s/ David Jorden 7/14/2011
Martin Rosendale	David Jorden
CEO	Director
Cytomedix, Inc.	Cytomedix, Inc.

LENDER/HOLDER:

JMJ Financial / Its Principal

ADDITIONAL DEFAULT PROVISIONS

July 14, 2011

Document References:

Documents B&C-07142011a-d

Default. In the event that (i) the Borrower shall fail to pay any principal under this Note when due and payable (or payable by conversion) hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount under this Note when due and payable (or payable by conversion) hereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of oreditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower; or (viii) the Borrower shall lose its ability to electronically transfer shares by “DWAC/FAST” transfer; or (ix) the Borrower shall lose its status as “DTC Eligible”; or the borrower’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (x) the Borrower shall become delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission; (each event specified in clauses (i) through (x) above, an “Event of Default”); then, in the case of any of the events specified in clauses (i) through (x) above, the outstanding principal amount under this Note, together with accrued and unpaid interest thereon, and all other amounts payable by Borrower under this Note, shall become immediately due and payable without any action on the part of the Lender. Borrower waives demand, presentment, protest, notice of protest, dishonor, notice of dishonor or any other notice of any kind.

/s/ Martin Rosendale 14 July 2011	/s/ David Jorden 7/14/2011
Martin Rosendale	David Jorden
CEO	Director
Cytomedix, Inc.	Cytomedix, Inc.

JMJ Financial
Its Principal